Exhibit 3.1

Avalon GloboCare Corp.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES F CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151(g) OF THE

DELAWARE GENERAL CORPORATION LAW

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, AVALON GLOBOCARE CORP., a corporation organized and existing under the laws of the State of Delaware (the “Corporation” or “Company”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors as required by applicable law, and in accordance with the provisions of its Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Amended and Restated Bylaws, as amended, has authorized and hereby authorizes a series of the Corporation’s previously authorized preferred stock, par value $0.0001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the voting powers, designations, preferences, limitations, restrictions and relative rights thereof, as follows:

FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance by the Corporation of 100,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of Preferred Stock, and, further, authorizes the Board of Directors of the Corporation, to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Delaware General Corporation Law.

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated June 26, 2026, the Board of Directors approved the designation of 5,000 shares of the Preferred Stock as Series F Convertible Preferred Stock, par value $0.0001 per share, pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SERIES F CONVERTIBLE PREFERRED STOCK

Capitalized terms used and not otherwise immediately defined are defined in Section 9 below.

1. Designation, Amount, Par Value and Subordination. The series of preferred stock shall be designated as Series F Convertible Preferred Stock (the “Series F Preferred Stock”) and the number of shares so designated shall be 5,000 (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding shares of the Series F Preferred Stock voting as a separate class (each, a “Holder” and collectively, the “Holders”)). Of the 5,000 authorized shares of Series F Preferred Stock, 400 shares shall be issued as of the original issue date. Each share of Series F Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $1,000.00 (the “Stated Value”). The Series F Preferred Stock shall rank (i) senior to the Common Stock and any other class or series of capital stock of the Corporation hereafter created, the terms of which specifically provide that such class or series shall rank junior to the Series F Preferred Stock, and (ii) junior to any other class or series of capital stock of the Corporation.

2. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 6 of this Certificate of Designation, no other dividends shall be paid on shares of Series F Preferred Stock.

3. Voting.

a. Voting Rights. The Holders of Series F Preferred Stock have no voting power except as otherwise required by the Delaware General Corporation Law. Notwithstanding the foregoing, in addition, as long as any shares of Series F Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series F Preferred Stock, voting as a separate class, (a) alter or change adversely the powers, preferences or rights given to the Series F Preferred Stock in this Certificate of Designation, (b) increase the number of authorized shares of Series F Preferred Stock, or (c) enter into any agreement with respect to any of the foregoing.

4. Liquidation, Dissolution, or Winding-Down.

a. Payments to Holders of Series F Preferred Stock. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets available for distribution to stockholders, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series F Preferred Stock, (ii) ratably with any class or series of stock ranking on liquidation on parity with the Series F Preferred Stock and (iii) in preference and priority to the holders of the shares of Common Stock, an amount equal to 100% of the Stated Value and no more, in proportion to the full and preferential amount that all shares of the Series F Preferred Stock are entitled to receive. The Corporation shall mail written notice of any such Liquidation not less than 20 days prior to the payment date stated therein, to each Holder.

5. Conversion. The holders of Series F Preferred Stock shall have conversion rights as follows.

a. Optional Conversion. Each share of Series F Preferred Stock shall be convertible at the option of the Holder thereof, in whole or in part, at any time after the Shareholder Approval (as defined in this Certificate of Designation) is obtained by the Company, without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price (the “Preferred Share Conversion Amount”). The “Conversion Price” shall mean $0.50 per share, subject to adjustment as provided in Section 6 hereof.

b. Notice of Conversion. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series F Preferred Stock to be converted, the number of shares of Series F Preferred Stock owned prior to the conversion at issue, the number of shares of Series F Preferred Stock owned subsequent to the conversion at issue and the Conversion Date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Corporation. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered to the Corporation hereunder. To effect conversions of shares of Series F Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series F Preferred Stock to the Corporation unless all of the shares of Series F Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series F Preferred Stock promptly following the Conversion Date at issue. Certificates representing the Series F Preferred Stock shall have the following legend:

THE HOLDER AND ANY ASSIGNEE OR TRANSFEREE, BY ACCEPTANCE OF THIS STOCK CERTIFICATE, ACKNOWLEDGE AND AGREE THAT, PURSUANT TO THE CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF THE SERIES F CONVERTIBLE PREFERRED STOCK, THE NUMBER OF SHARES REFLECTED ON THE FACE OF THIS CERTIFICATE MAY NOT BE THE ACTUAL NUMBER OF SHARES HELD BY THE HOLDER OR ASSIGNEE. PLEASE INQUIRE WITH THE CORPORATION AS TO THE ACTUAL NUMBER OF SHARES EVIDENCED BY THIS CERTIFICATE.

c. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series F Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series F Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

d. Mechanics of Conversion.

i. Issuance of Common Stock upon Conversion. Not later than five (5) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall issue, or cause to be issued, to the converting Holder the number of shares of Common Stock being acquired upon the conversion of shares of Series F Preferred Stock, in uncertificated book-entry form on the stock ledger of the Corporation’s Common Stock, and shall send to the registered holder of such shares of Common Stock any notice or statement required by the Delaware General Corporation Law. All shares of Series F Preferred Stock which shall have been converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Share Delivery Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor as provided herein, and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided herein.

e. Reservation of Shares Issuable upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series F Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series F Preferred Stock, such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series F Preferred Stock (excluding the Beneficial Ownership Limitation). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue in accordance with the terms herein, be duly authorized, validly issued, fully paid and non-assessable.

f. Beneficial Ownership Limitations. Notwithstanding anything to the contrary contained herein, a Holder shall not have the right to convert any portion of the Series F Preferred Stock, to the extent that after giving effect to such issuance after conversion as set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined herein). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Holder’s Series F Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted portion of the Series F Preferred Stock beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 5(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, it being acknowledged by the Holder that the Holder is solely responsible for any schedules required to be filed in accordance therewith. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 5(f), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding at the time of the respective calculation hereunder.

6. Certain Adjustments.

a. Subdivision or Combination of Stock, etc. If the Company, at any time, (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to the immediately preceding sentence shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b. Reorganization, Reclassification, Consolidation, Merger or Sale. At any time while the Series F Preferred Stock is outstanding, if any recapitalization, reclassification or reorganization of the capital stock of the Corporation, or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or other assets or property (an “Organic Change”), then lawful and adequate provisions shall be made by the Corporation whereby the Holders shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Corporation immediately theretofore purchasable and receivable upon the conversion of the Series F Preferred Stock) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable assuming the full conversion of the Series F Preferred Stock (excluding the Beneficial Ownership Limitation). In the event of any Organic Change, appropriate provision shall be made by the Corporation with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion thereof. To the extent necessary to effect the foregoing provisions, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to each Holder at the last address of such Holder appearing on the books of the Corporation, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase. If there is an Organic Change, then the Corporation shall cause to be mailed to each Holder at its last address as it shall appear on the books and records of the Corporation, at least ten (10) calendar days before the effective date of the Organic Change, a notice stating the date on which such Organic Change is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares for securities, cash, or other property delivered upon such Organic Change; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Each Holder is entitled to convert such Holder’s Series F Preferred Stock during the ten (10)-day period commencing on the date of such notice to the effective date of the event triggering such notice. In any event, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall be deemed to assume such obligation to deliver to such Holder such shares of stock, securities or assets even in the absence of a written instrument assuming such obligation to the extent such assumption occurs by operation of law.

c. Adjustment to Conversion Price. The Conversion Price shall be adjusted consistent with the provisions of this Section 6 should any of the events described in this Section 6 take place. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense shall, within ten (10) calendar days of the occurrence of the respective event described in this Section 6, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall promptly furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; and (ii) the Conversion Price as so adjusted and the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock at such adjusted Conversion Price.

7. Reserved.

8. Mandatory Redemption. The Corporation shall redeem an aggregate of 25% of the then outstanding shares of Series F Preferred Stock (each, a “Mandatory Redemption Amount”) at a redemption price per share equal to 125% of the Stated Value (the “Mandatory Redemption Price”) on each of October 1, 2026, November 1, 2026, December 1, 2026 and January 1, 2027 (each, a “Mandatory Redemption Date”). For purposes of calculating the Mandatory Redemption Amount on each Mandatory Redemption Date, the number of shares of Series F Preferred Stock outstanding shall be determined after giving effect to (i) any prior redemptions pursuant to this Section 8 and (ii) any conversions of shares of Series F Preferred Stock into shares of Common Stock pursuant to Section 5 hereof effected prior to such Mandatory Redemption Date; provided, that any shares so converted shall not be subject to redemption hereunder. If any Mandatory Redemption Date falls on a day that is not a Business Day, the applicable payment shall be due on the next succeeding Business Day. The Corporation shall provide written notice to each Holder of record of shares of Series F Preferred Stock subject to mandatory redemption not less than ten (10) Trading Days prior to each Mandatory Redemption Date, specifying the number of shares to be redeemed from such Holder and the aggregate Mandatory Redemption Price payable with respect thereto. The Corporation shall pay the Holder the Mandatory Redemption Price for each Mandatory Redemption Amount in cash on each Mandatory Redemption Date. All shares of Series F Preferred Stock so redeemed shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate on the applicable Mandatory Redemption Date, except only the right of the Holders thereof to receive the Mandatory Redemption Price. Notwithstanding the foregoing, a Holder may elect to convert any shares of Series F Preferred Stock subject to mandatory redemption into shares of Common Stock in accordance with Section 5 hereof at any time prior to the applicable Mandatory Redemption Date, and any shares so converted prior to such Mandatory Redemption Date shall reduce the number of shares subject to redemption on such Mandatory Redemption Date on a share-for-share basis.

9. Status of Series F Preferred Stock Converted or Reacquired. Shares of Series F Preferred Stock converted into Common Stock or reacquired by the Corporation in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series, and may be redesignated and reissued as part of any series of the Preferred Stock.

10. Definitions. As used herein, the following terms shall have the following meanings:

a.	“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

b.	“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

c.	“Common Stock” means the Corporation’s common stock, par value $0.0001 per share.

d.	“Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

e.	“Conversion Date” with respect to any share of Series F Preferred Stock means any day on which such share is to be converted into Common Stock pursuant to Section 5.

f.	“Conversion Price” means $0.50 per share of Common Stock, subject to adjustment as provided in Section 6 hereof, as further described in Section 5(a).

g.	“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series F Preferred Stock in accordance with the terms hereof.

h.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

i.	“Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

j.	“Principal Market” shall mean the principal securities exchange or trading market where such Common Stock is listed or traded, including, but not limited to, any tier of the OTC Markets, any tier of the NASDAQ Stock Market (including NASDAQ Capital Market), or the NYSE American, or any successor to such markets.

k.	“SEC” means the United States Securities and Exchange Commission.

l.	“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

m.	“Shareholder Approval” means the approval of the issuance of the Conversion Shares pursuant to the rules of the Nasdaq Stock Market.

n.	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

o.	“Trading Day” means any day on which the Common Stock is traded on the Principal Market.

11. Governing Law. This Certificate of Designation shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designation shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any action brought by the Company concerning the transactions contemplated by this Certificate of Designation or any other agreement, certificate, instrument or document contemplated hereby shall be brought only in a state or federal court located in the State of Delaware. Any action brought by the Holder concerning the transactions contemplated by this Certificate of Designation or any other agreement, certificate, instrument or document contemplated hereby shall be brought only in either (a) a state or federal court located in the State of Delaware, or (b) a state or federal court located in the State of New York. Notwithstanding anything in the foregoing to the contrary, nothing herein shall limit, or shall be deemed or construed to limit, the ability of the Holder to realize on any collateral or any other security, or to enforce a judgment or other court ruling in favor of the Holder, including through a legal action in any court of competent jurisdiction. The Company hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any objection to jurisdiction and venue of any action instituted hereunder, any claim that it is not personally subject to the jurisdiction of any such court, and any claim that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper (including, but not limited to, based upon forum non conveniens). THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATION OR ANY TRANSACTIONS CONTEMPLATED HEREBY. The Company irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Certificate of Designation or any other agreement, certificate, instrument or document contemplated hereby or thereby by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to Company at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The prevailing party in any action or dispute brought in connection with this Certificate of Designation or any other agreement, certificate, instrument or document contemplated hereby or thereby shall be entitled to recover from the other party its reasonable attorney’s fees and costs. If any provision of this Certificate of Designation shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Certificate of Designation in that jurisdiction or the validity or enforceability of any provision of this Certificate of Designation in any other jurisdiction.

12. Shareholder Approval. Notwithstanding anything to the contrary in this Certificate of Designation, until the Shareholder Approval is obtained by the Company, the Company shall not be required to issue, and shall not issue, any Common Stock upon conversion of the Series F Preferred Stock.

13. Severability.  If any word, phrase, provision or clause of this Certificate of Designation is deemed to be invalid, illegal, or unenforceable, only such specific content shall be deemed stricken from this Certificate of Designation and all remaining language, content, rights, restrictions and privileges of this Certificate of Designation shall remain in effect.  If any word, phrase, provision or clause of this Certificate of Designation is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Designation, Preferences and Rights of Series F Preferred Stock has been executed by a duly authorized officer of the Corporation on June 26, 2026.

AVALON GLOBOCARE CORP.

By:	/s/ Sam Knipper
Name:	Sam Knipper
Title:	Chief Financial Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES F PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series F Preferred Stock indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of AVALON GLOBOCARE CORP., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series F Preferred Stock owned prior to Conversion: ______________________________________________________________

Number of shares of Series F Preferred Stock to be Converted: ____________________________________________________________________

Stated Value of shares of Series F Preferred Stock to be Converted: _______________________________________________________________

Number of shares of Series F Preferred Stock to be

owned subsequent to Conversion: ____________________________________________________________

Number of shares of Common Stock to be issued upon Conversion: __________________________

[HOLDER]

Name:
Title: